TRAC Intermodal Reports Third Quarter 2013 Earnings

PRINCETON, N.J., Nov. 7, 2013 /PRNewswire/ -- TRAC Intermodal LLC, the largest provider of intermodal chassis in North America, will present its third quarter earnings and financial results on Friday, November 8, 2013 at 9:00 a.m. Eastern Standard Time. Dial in information for the conference call can be accessed as follows:

https://cossprereg.btci.com/prereg/key.process?key=PQC7BRPG7

Presentation materials to be used by management on the conference call are available on the Company's website. The Company's financial statements are attached as an exhibit to this press release. An on-demand audio replay of the conference call will also be available on the Company's website within 24 hours of the call. This earnings announcement, as well as additional detailed financial information, is contained in the "Investors" section of the Company's website at www.tracintermodal.com and on Form 8-K furnished to the Securities and Exchange Commission.

About TRAC Intermodal

TRAC Intermodal is the world's largest provider of marine and domestic chassis, measured by total assets, operating throughout the United States, Canada and Mexico. TRAC Intermodal provides long term chassis leasing and short term rentals through extensive chassis pool programs and pool/fleet management through the utilization of its proprietary PoolStat® system. TRAC Intermodal's fleet consists of approximately 309,000 chassis. TRAC Intermodal has a broad operating footprint with 546 marine, 154 domestic and 64 depot locations across North America and is the leader in providing chassis solutions to the intermodal industry.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are statements other than statements of historical fact and are often characterized by the use of words such as "believes," "expects," "estimates," "projects," "may," "will," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions. All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the following: the volume of world trade due to economic, political, or other factors; increased operating costs; increased regulatory costs; defaults by our customers; and, the demand for chassis. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Quarterly Report to be filed on Form 10-Q, Current Reports on Form 8-K and our Registration Statement on Form S-4. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

FOR MORE INFORMATION:

Investor Relations:
Blake Morris
bmorris@tracintermodal.com
+1 609.986.0270

Media Requests:
David Hamm
dhamm@tracintermodal.com
+1 609.986.0260

TRAC Intermodal LLC
211 College Rd East
Princeton, NJ 08540
www.tracintermodal.com

Exhibit - Financial Statements

TRAC Intermodal LLC and Subsidiaries Consolidated Balance Sheets (Unaudited) (Dollars in Thousands)

	September 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$ 8,933	$ 26,556
Accounts receivable, net of allowance of $12,077 and $7,325, respectively	124,292	80,620
Net investment in direct finance leases	26,915	40,729
Leasing equipment, net of accumulated depreciation of $347,984 and $309,010, respectively	1,409,056	1,325,383
Fair value of derivative instruments	2,796	—
Goodwill	251,907	251,907
Other assets	44,497	43,268
Total assets	$ 1,868,396	$ 1,768,463

Liabilities and member's interest
Liabilities:
Accounts payable	$ 15,238	$ 10,270
Accrued expenses and other liabilities	45,794	37,320
Deferred income taxes	77,879	73,569
Debt and capital lease obligations:
Due within one year	29,048	25,884
Due after one year	1,158,813	1,082,513
Total debt and capital lease obligations	1,187,861	1,108,397
Total liabilities	1,326,772	1,229,556

Commitments and contingencies	—	—

Member's interest:
Member's interest	583,003	590,883
Accumulated other comprehensive loss	(41,379)	(51,976)
Total member's interest	541,624	538,907
Total liabilities and member's interest	$ 1,868,396	$ 1,768,463

TRAC Intermodal LLC and Subsidiaries Consolidated Statements of Operations (Unaudited) (Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues:	2013	2012	2013	2012
Equipment leasing revenue	$ 125,488	$ 97,803	$ 345,002	$ 267,105
Finance revenue	746	1,252	2,564	3,950
Other revenue	8,010	10,729	31,609	27,743
Total revenues	134,244	109,784	379,175	298,798

Expenses:
Direct operating expenses	81,140	60,583	215,336	155,492
Selling, general and administrative expenses	14,737	10,893	41,998	33,937
Depreciation expense	18,161	16,418	53,124	49,419
Provision for doubtful accounts	3,727	260	8,434	2,073
Impairment of leasing equipment	1,065	3,081	3,629	5,073
Loss on retirement of debt	6	6,294	901	6,443
Interest expense	22,926	20,304	68,336	52,267
Interest income	(15)	(88)	(286)	(109)
Other expense (income), net	94	(89)	(1,896)	(640)
Total expenses	141,841	117,656	389,576	303,955

Loss before benefit for income taxes	(7,597)	(7,872)	(10,401)	(5,157)
Benefit for income taxes	(1,273)	(3,201)	(2,409)	(2,047)
Net loss	$ (6,324)	$ (4,671)	$ (7,992)	$ (3,110)

TRAC Intermodal LLC and Subsidiaries Consolidated Statements of Cash Flows (Unaudited) (Dollars in Thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities
Net loss	$ (7,992)	$ (3,110)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	53,302	49,749
Provision for doubtful accounts	8,434	2,073
Amortization of deferred financing fees	4,609	2,576
Loss on retirement of debt	901	6,443
Derivative loss reclassified into earnings	15,180	5,367
Ineffective portion of cash flow hedges	(60)	53
Payment to terminate derivative instruments	—	(90,370)
Impairment of leasing equipment	3,629	5,073
Share based compensation	873	1,311
Deferred income taxes	(2,336)	(2,666)
Other, net	(1,172)	(271)
Changes in assets and liabilities:
Accounts receivable	(52,106)	(20,531)
Other assets	(700)	742
Accounts payable	4,969	3,820
Accrued expenses and other liabilities	4,296	3,734
Net cash provided by (used in) operating activities	31,827	(36,007)

Cash flows from investing activities
Proceeds from sale of leasing equipment	5,961	2,028
Collections on net investment in direct finance leases, net of interest earned	4,262	5,897
Purchase of leasing equipment	(131,509)	(30,034)
Purchase of fixed assets	(3,617)	(547)
Net cash used in investing activities	(124,903)	(22,656)

Cash flows from financing activities
Proceeds from long-term debt	142,000	816,397
Repayments of long-term debt	(63,506)	(732,576)
Cash paid for debt issuance fees	(2,267)	(30,306)
Capital contribution from parent	—	3,334
Investment in parent	—	(3,354)
Repurchase of shares from employees	(509)	(307)
Net cash provided by financing activities	75,718	53,188

Effect of changes in exchange rates on cash and cash equivalents	(265)	161
Net decrease in cash and cash equivalents	(17,623)	(5,314)
Cash and cash equivalents, beginning of year	26,556	29,005
Cash and cash equivalents, end of period	$ 8,933	$ 23,691
Supplemental disclosures of cash flow information
Cash paid for interest	$ 57,784	$ 45,737
Cash paid (refunded) for taxes, net	$ 315	$ (632)